SECOND AMENDMENT TO THE
                                CUSTODY AGREEMENT
                                     BETWEEN
                              ACCESSOR FUNDS, INC.,
                                       AND
                              THE FIFTH THIRD BANK


         This SECOND AMENDENDMENT TO THE CUSTODY AGREEMENT (the "Second Amendment"), is entered into this 19th day of February, 1998, by and between ACCESSOR FUNDS, INC., a Maryland corporation (the "Fund"), and THE FIFTH THIRD BANK, a banking company organized under the laws of the State of Ohio (the "Custodian").

                                   BACKGROUND

         A. The Fund and Fifth Third entered into a CUSTODY AGREEMENT on October 4, 1996, wherein the Fund desires that the Securities and cash of each of the investment portfolios (such investment portfolios individually referred to herein as a "Portfolio" and collectively as the "Portfolios"), be held and administered by the Custodian pursuant to the Custody Agreement.

         The Fund and Fifth Third each wish to amend Section 3.5(e) to the Custody Agreement to reflect that the Custodian shall promptly send to the Fund reports it receives from the appropriate Federal Reserve Bank or clearing agency on its respective system of internal accounting control.

                                    AGREEMENT

         Therefore, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 3.5(e) of the Custody Agreement is amended in its entirety to read as follows:

                  3.5 Securities Depositories and Book-Entry Systems. The Custodian may deposit and/or maintain Securities of the Portfolios in a Securities Depository or in a Book-Entry System, subject to the following provisions:

                           (e) Upon  request,  the  Custodian  shall provide the
                  Portfolio with copies of any report (obtained by the Custodian from a Book-Entry System or Securities Depository in which Securities of the Portfolio is kept) on the internal accounting controls and procedures for safeguarding Securities deposited in such Book-Entry System or Securities Depository. The Custodian, or its agent which deposits the securities, shall promptly send to the Fund reports it receives from the appropriate Federal Reserve Bank or clearing agency on its respective system of internal accounting control.

         IN WITNESS WHEREOF, the parties have entered into this Second Amendment to the Custody Agreement as of the day and year first above set forth.

                                 ACCESSOR FUNDS, INC.



                                 By:/s/J. Anthony Whatley III, President
                                      J. Anthony Whatley III, President

                                 THE FIFTH THIRD BANK


                                 By:/s/Elizabeth M. Goldthwait
                                      Name:  Elizabeth M. Goldthwait
                                      Title:  Officer